Exhibit 99.1

DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM: DNBF)

DNB Financial Corporation Reports Strong Earnings,
Book Value and Asset Growth for 2012

Highlights:

•	$1.3 million net income in fourth quarter 2012; $5.2 million for the full year up 6.87% from $4.9 million in 2011.

•	Quarterly ROA and ROE of .83% and 9.26% respectively and .84% and 9.61%, for the full year of 2012.

•	Total stockholder’s equity was $56.7 million at December 31, 2012, up 11.06% from $51.1 million at December 31, 2011.

•	Book value per common share up 13.72% to $16.08 at December 31, 2012 from $14.14 at December 31, 2011.

•	Total assets increased $32.5 million or 5.35% to $639.6 million at December 31, 2012 from $607.1 million at December 31, 2011.

•	Tier 1 leverage ratio at 10.50% and Tier 1 risk-based capital ratio at 14.60%, exceeded regulatory definitions for a well-capitalized institution.

 (January 24, 2013 – Downingtown, PA) DNB Financial Corporation (NASDAQ: DNBF), parent of DNB First, National Association, the oldest nationally-chartered community bank serving the greater Philadelphia region, reported net income of $1.32 million for the three months ended December 31, 2012, compared with $1.30 million for the same period in 2011, an increase of 1.30%.  Earnings per common share (fully diluted) for fourth quarter 2012 were $0.47 compared to $0.43 for the same period in 2011.  Net income for the full year of 2012 was $5.2 million, an increase of 6.87% compared with 2011. Earnings per common share (fully diluted) for the full year of 2012 were $1.79 compared with $1.53 for 2011.

"We placed a major focus on diversifying revenue sources in 2012 and our fee based income increased 18.53% over the prior year. Our Wealth Management division alone experienced a 31.50% increase over 2011, exceeding $1.0 million for the first time compared to $785,000 for 2011. Fees for deposit and cash management services also increased 18.91% over the full year 2011. We continue to be focused on growing non-interest income, while offering quality and competitively priced fee based products and services,” explained William S. Latoff, Chairman and CEO.

Core deposits increased 9.13% year-over-year and non-interest income, excluding gains on the sale of investment securities and SBA loans and the write down of OREO properties, was $1.2 million for the fourth quarter, representing a 36.30% increase over 2011 and $3.9 million for the full year 2012, up 17.97% from $3.4 million in 2011.

"We continued to accrue capital through retained earnings and have grown low-cost core deposits, which provide necessary liquidity to meet our funding needs. Our net loan balances declined, but not due to weak loan demand. Gross loans funded in 2012 were $89.7 million compared to $78.7 million in 2011. However, pay-downs were $96.9 million for 2012, up from $71.2 million in 2011."

Net loans for commercial term and commercial mortgage increased $5.6 million and $2.0 million or 7.32% and .82% respectively, while commercial construction declined $12.6 million or 50.65%.

Latoff continued," We focused on reducing our exposure to commercial construction, while  increasing balances for commercial mortgage and term loans, which invest in our communities and build relationships."

Total assets increased $32.5 million or 5.35% to $639.6 million at December 31, 2012 compared to $607.1 million at December 31, 2011. Deposits increased by $32.9 million or 6.61% to $530.4 million at December 31, 2012 compared to $497.5 million at December 31, 2011. Core deposits, i.e., demand deposits, money market accounts, NOW and savings accounts increased $35.8 million in aggregate or 9.13%, while time deposits declined $2.9 million or 2.77% each since December 31, 2011. DNB’s composite cost of funds for the fourth quarter of 2012 dropped 13 basis points to 0.61% compared to 0.74% for the three months ended December 31, 2011.

DNB’s Tier 1 leverage ratio stood at 10.50%, while its total risk-based capital ratio stood at 15.84%, well exceeding minimum accepted regulatory standards for a well-capitalized institution. Stockholders' equity increased $5.6 million to $56.7 million at December 31, 2012 compared to $51.1 million at December 31, 2011, reflecting solid earnings growth.

Net interest income was $5.3 million for the three months ended December 31, 2012 compared to $5.4 million for the same period in 2011. The decrease for the fourth quarter 2012 was primarily due to lower interest and fees on loans due to lower average net loan balances. Net interest income for the full year 2012 was $22.0 million compared to $21.5 million for 2011.

Non-interest income excluding gains on the sale of investment securities and SBA loans and the write down of OREO properties increased 36.30% for the three months ended December 31, 2012 compared to the same period in 2011. Non-interest income as defined above for the fourth quarter of 2012 was $1.2 million compared to $865,000 for the same period in 2011. Service charges on deposits and fees from wealth management services and products continued their positive trend, exceeding fourth quarter 2011 by approximately $38,000 or 12.00% and $145,000 or 73.02% respectively. Non-interest income as defined above for the full year of 2012 was $3.9 million compared to $3.4 million for 2011, a 17.97% increase.

Non-interest expense for the three months ended December 31, 2012 increased 4.36% or $186,000, compared to the same period in 2011. The variance was due largely to increased costs for occupancy, third party services (mainly legal), charitable contributions, and an increase in the reserve for unfunded commitments, offset in part by lower staffing costs. Non-interest expenses for the full year 2012 increased 3.21% or approximately $537,000 compared to 2011.

During the fourth quarter 2012 and 2011, DNB provided $180,000 and $202,000, respectively, for credit losses. The allowance for credit losses at December 31, 2012 was $6.8 million compared to $6.2 million at December 31, 2011. The allowance as a percentage of total loans and leases increased to 1.72% at December 31, 2012, compared to 1.53% at December 31, 2011.  Our coverage ratio, defined as the allowance for credit losses as a percentage of non-performing loans was 65.54% on December 31, 2012, compared to 80.66% at December 31, 2011.

Non-performing assets (NPAs) declined to $11.67 million at December 31, 2012 from $13.69 million at September 30, 2012 and were flat compared to December 31, 2011.  The decline in NPAs relative to September 30, 2012 was due primarily to the sale of one OREO property for $2.6 million in December of 2012. Included in non-performing assets at December 31, 2012 was $1.24 million in other real estate owned and other repossessed property and $10.43 million in non-performing loans.

"We were able to sell our largest OREO property during the fourth quarter of 2012 and will continue to work diligently to control the level of non-performing assets in 2013," stated William J. Hieb, President and Chief Risk & Credit Officer.

The ratio of non-performing loans to total loans was 2.63% at December 31, 2012 up from 2.45% and 1.89% at September 30, 2012 and December 31, 2011, respectively. The increase in the ratio is due in part to the decline in net loan balances combined with the addition of two commercial credits totaling $3.2 million.

Latoff concluded: "In many ways, 2012 was a marquee year in achieving some of our key strategic and growth initiatives. We generated record profits, grew total assets and core deposits, and continued to invest in infrastructure and key business lines such as Wealth Management and Retail banking. We acquired a branch in Boothwyn, Pennsylvania, increasing our footprint in Delaware County and increased our dividend to common shareholders. We continued our tradition of giving back to our communities through charitable contributions, scholarships, educational programs, and sponsorships of local events. We’ve continued to follow the same guiding principles that have served us well in both challenging and prosperous economic times: sound underwriting and prudent decision making."

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. Founded in 1860, DNB First in addition to providing a broad array of consumer and business banking products, offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investor.dnbfirst.com/.

DNB Financial Corporation (the “Corporation”), may from time to time make written or oral “forward-looking statements,” including statements contained in the Corporation’s filings with the Securities and Exchange Commission (including this press release), in its reports to stockholders and in other communications by the Corporation, which are made in good faith by the Corporation pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control).  The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others, could cause the Corporation’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the recent downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Corporation and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Corporation’s products and services; the success of the Corporation in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, including the rules of participation for the Small Business Lending Fund (SBLF), a U.S. Treasury Department program; and the success of the Corporation at managing the risks involved in the foregoing.

The Corporation cautions that the foregoing list of important factors is not exclusive.  Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Corporation on its website or otherwise.  The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
EARNINGS:
Interest income	$6,196	$6,437	$25,729	$26,174
Interest expense	876	1,032	3,755	4,644
Net interest income	5,320	5,405	21,974	21,530
Provision for credit losses	180	202	1,455	1,480
Non-interest income	1,179	865	3,952	3,350
Gain on sale of investment securities	178	36	418	38
Gain on sale of SBA loans	0	0	158	281
Net gain (loss) on sale / write-down of OREO	(211)	(25)	(440)	(26)
Non-interest expense	4,448	4,262	17,262	16,725
Income before income taxes	1,838	1,817	7,345	6,968
Income tax expense	517	513	2,106	2,066
Net income	1,321	1,304	5,239	4,902
Preferred stock dividends and accretion of discount	37	139	332	779
Net income available to common stockholders	$1,284	$1,165	$4,907	$4,123
Net income per common share, diluted	$0.47	$0.43	$1.79	$1.53

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2012	2011
FINANCIAL POSITION:
Cash and cash equivalents	$17,149	$32,877
Investment securities	201,312	143,957
Loan and leases	396,498	403,684
Allowance for credit losses	(6,838)	(6,164)
Net loans and leases	389,660	397,520
Premises and equipment, net	8,456	7,846
Other assets	22,991	24,899
Total assets	$639,568	$607,099

Deposits	$530,424	$497,545
FHLB advances	20,000	20,000
Repurchase agreements	17,014	23,770
Other borrowings	9,850	9,877
Other liabilities	5,575	4,851
Stockholders' equity	56,705	51,056
Total liabilities and stockholders' equity	$639,568	$607,099

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2012	2012	2012	2012	2011
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings and Per Share Data
Net income available to common stockholders	$1,284	$1,379	$1,270	$974	$1,165
Basic earnings per common share	$0.47	$0.51	$0.47	$0.36	$0.43
Diluted earnings per common share	$0.47	$0.50	$0.46	$0.36	$0.43
Dividends per common share	$0.05	$0.05	$0.05	$0.05	$0.03
Book value per common share	$16.08	$15.73	$15.05	$14.61	$14.14
Tangible book value per common share	$15.98	$15.62	$14.94	$14.55	$14.07
Average common shares outstanding	2,719	2,714	2,708	2,702	2,686
Average diluted common shares outstanding	2,753	2,745	2,736	2,726	2,699

Performance Ratios
Return on average assets	0.83%	0.89%	0.91%	0.73%	0.85%
Return on average equity	9.26%	10.23%	10.51%	8.47%	10.08%
Return on average tangible equity	9.31%	10.29%	10.54%	8.49%	10.11%
Net interest margin	3.55%	3.80%	3.78%	3.75%	3.74%
Efficiency ratio	65.54%	64.43%	62.98%	66.95%	66.68%

Asset Quality Ratios
Net charge-offs to average loans	-0.10%	0.03%	0.40%	0.44%	0.40%
Non-performing loans/Total loans	2.63%	2.45%	2.21%	1.79%	1.89%
Non-performing assets/Total assets	1.82%	2.19%	2.02%	1.79%	1.91%
Allowance for credit loss/Total loans	1.72%	1.63%	1.53%	1.50%	1.53%
Allowance for credit loss/Non-performing loans	65.54%	66.53%	69.02%	83.80%	80.66%

Capital Ratios
Total equity/Total assets	8.87%	8.89%	8.47%	8.39%	8.41%
Tangible equity/Tangible assets	8.83%	8.85%	8.43%	8.37%	8.38%
Tangible common equity/Tangible assets	6.80%	6.78%	6.38%	6.29%	6.25%
Tier 1 leverage ratio	10.50%	10.31%	10.22%	10.32%	10.14%
Tier 1 risk-based capital ratio	14.60%	14.42%	14.27%	13.92%	14.32%
Total risk-based capital ratio	15.84%	15.67%	15.52%	15.17%	15.57%